EXHIBIT 3.1(b)

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

OF FREMONT MICHIGAN INSURACORP, INC.

Michigan Department of Labor & Economic Growth

Filing Endorsement

This is to Certify that the CERTIFICATE OF AMENDMENT - CORPORATION for

FREMONT MICHIGAN INSURACORP, INC.

ID NUMBER: 14661D

received by facsimile transmission on May 29, 2007 is hereby endorsed

Filed on May 29, 2007 by the Administrator.

The document is effective on the date filed, unless a

subsequent effective date within 90 days after

received date is stated in the document.

In testimony whereof, I have hereunto set my hand and affixed the Seal of the Department, in the City of Lansing, this 29TH day of May, 2007.
, Director
Bureau of Commercial Services
Sent by Facsimile Transmission 07149

BCS/CD-515 (Rev. 12/05)

MICHIGAN DEPARTMENT OF LABOR & ECONOMIC GROWTH

BUREAU OF COMMERCIAL SERVICES

Date Received	(FOR BUREAU USE ONLY)

This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.

Name

Siebers Mohney, PLC

Address

99 Monroe Avenue, NW, Suite 900

City	State	Zip Code

Grand Rapids	Michigan	49503	EFFECTIVE DATE:

Document will be returned to the name and address you enter above.

If left blank document will be mailed to the registered office.

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

For use by Domestic Profit and Nonprofit Corporations

(Please read information and instructions on the last page)

Pursuant to the provisions of Act 284, Public Acts of 1972 (profit corporations), or Act 162, Public Acts of 1982 (nonprofit corporations), the undersigned corporation executes the following Certificate:

1.	The present name of the corporation is: Fremont Michigan InsuraCorp, Inc.

2.	The identification number assigned by the Bureau is: 14661D

3.	Article XI of the Articles of Incorporation is hereby amended to read as follows:

ARTICLE XI

AMENDMENT OF ARTICLES OF INCORPORATION

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or subsequently prescribed by the statutes of Michigan, and all rights and powers conferred on directors and shareholders prescribed in these Articles of Incorporation are subject to this reservation; provided, however, that this Article XI, as well as the following provisions of these Articles of Incorporation, may not be amended, altered, changed, or repealed, nor may any provision inconsistent with the following provisions be adopted, without the approval of at least 80% of the total voting power of all shares of stock entitled to vote, voting together as a single class at an annual or special meeting of shareholders: (i) Article VII-Board of Directors; Number; Classification; Vacancies; Removal; Nominations; (ii) Article XII-Amendment of Bylaws; (iii) Article XIII-Special Shareholder Meetings; and (iv) Article XVII-Evaluation of Offers, unless such repeal, alteration, or amendment of any inconsistent provision or provisions is declared advisable by the Board of Directors by the affirmative vote of at least 75% of the entire Board of Directors, notwithstanding the fact that a lesser percentage may be specified by the Michigan Business Corporation Act.

BCS/CD-515 (Rev. 12/05)

4.	Article XVII is hereby added to the Articles of Incorporation as follows:

ARTICLE XVII

EVALUATION OF OFFERS

The Board of Directors shall not initiate, approve, adopt or recommend any offer of any party, other than the Corporation, to make a tender or exchange offer for any equity security of the Corporation, to engage in any merger or consolidation of the Corporation or any subsidiary of the Corporation with any other entity, or to sell or transfer all or substantially all of the assets or business of the Corporation, unless and until it shall have first evaluated the proposed offer and determined in its judgment that the proposed offer would be in compliance with all applicable laws and that the offer is in the best interest of the Corporation and its shareholders. In evaluating a proposed offer to determine whether it would be in compliance with law, the Board of Directors shall consider all aspects of the proposed offer, including the manner in which the offer is proposed to be made, the documents proposed for the communication of the offer and the effects and consequences of the offer if consummated, in the light of the laws of the United States of America and Michigan. In connection with this evaluation, the Board may seek and rely upon the opinion of independent legal counsel, and it may test the legality of the proposed offer in any state or federal court or before any state or federal administrative agency which may have jurisdiction. If the Board of Directors determines in its judgment that a proposed offer would be in compliance with all applicable laws, the Board of Directors shall then evaluate the proposed offer and determine whether the proposed offer is in the best interests of the Corporation and its shareholders. The Board of Directors shall not initiate, approve, adopt or recommend any such offer which in its judgment would not be in the best interests of the Corporation and its shareholders. In evaluating a proposed offer to determine whether it would be in the best interest of the Corporation and its shareholders, the Board of Directors shall consider all factors which it deems relevant including, without limitation:

A. The adequacy and fairness of the consideration to be received by the Corporation or its shareholders under the proposed offer, taking into account the trading price of the Corporation’s stock immediately prior to the announcement of the proposed offer, the historical trading prices of the Corporation’s stock, the price that might be achieved in a negotiated sale of the Corporation as a whole, premiums over the trading price of the securities which have been proposed or offered to other companies in the past in connection with similar offers and the future prospects of this Corporation;

B. The possible social and economic impact of the proposed offer and its consummation on the Corporation, its employees, customers and suppliers;

C. The possible social and economic impact of the proposed offer and its consummation on the communities in which the Corporation and its subsidiaries operate or are located;

D. The business and financial conditions and earnings prospects of the offering party, including, without limitation, debt service and other existing or likely financial obligations of the offering party;

E. The competence, experience and integrity of the offering party and its management; and

F. The intentions of the offering party regarding the use of the assets of the Corporation to finance the transaction.

BCS/CD-515 (Rev. 12/05)

5.	The foregoing amendment to the Articles of Incorporation was duly adopted on the 29th day of May, 2007 by the shareholders at a meeting the necessary votes were cast in favor of the amendment.

Profit Corporations and Professional Service Corporations

Signed this 29th day of May, 2007

By	/s/ Richard E. Dunning
(Signature of an authorized officer or agent)

Richard E. Dunning, President and CEO
(Type or Print Name)

BCS/CD-515 (Rev. 12/05)

BCS/CD-515 (Rev. 12/05)

Name of person or organization remitting fees:	Preparer’s name and business telephone number:

Siebers Mohney, PLC	Paul D. Yared
99 Monroe Ave., NW, Suite 900, Grand Rapids, MI, 49503	(616) 451-2121